EXHIBIT 99.1

Security Bank Corporation Announces 2nd Quarter Dividend

MACON, GA –June 07, 2006

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a second quarter dividend, paying $0.075 per share on June 30, 2006 to shareholders of record on June 15, 2006.

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of approximately $1.9 billion and total stockholders’ equity of $217.6 million at March 31, 2006. The Company’s wholly-owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro, and Security Bank of North Fulton. The banks maintain 16 full service offices in Central Georgia (Macon, Perry, Warner Robins, and Gray), two full service offices in Coastal Georgia (Brunswick and St. Simons Island) and two full service offices in North Metro Atlanta (Woodstock and Alpharetta) as well as loan production offices in Hiram, Bogart and Cumming, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary; Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, Woodstock, St. Simons Island, and Brunswick.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.